Exhibit 99.1

Press Release

Ikanos Communications Announces Short Extension of Rights Offering Period

FREMONT, Calif., January 27, 2015 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the connected home, today announced that the company has elected to extend the previously announced Rights Offering until February 4, 2015 at 5:00 p.m., Eastern Standard Time. This extension will allow qualified stockholders (stockholders of record as of September 26, 2014) who may be impacted by the large storm expected today in the Northeastern United States additional time to participate. The subscription rights will expire if they are not exercised by 5:00 p.m. Eastern Time, on February 4, 2015 (the Expiration Date).

As previously announced, the Rights Offering was effected through a distribution to qualified stockholders of one nontransferable subscription right for each whole share of common stock owned. Each subscription right will entitle the holder to purchase 1.459707 shares of the company’s common stock, at a subscription price of $0.41 per share (the Basic Subscription Right). For those qualified stockholders exercising their Basic Subscription Right in full, such stockholder may also choose to exercise an oversubscription privilege to purchase a portion of any shares that other qualified stockholders do not purchase through the exercise of their Basic Subscription Rights. Ikanos may, in its sole discretion, extend the Rights Offering for additional periods, and may cancel the Rights Offering at any time or for any reason prior to the Expiration Date. Once made, all exercises of subscription rights are irrevocable.

The rights offering will be made only by means of a prospectus filed with the Securities and Exchange Commission (“SEC”) as part of the registration statement related to the rights offering, which registration statement was declared effective by the SEC on November 26, 2014. This press release and the foregoing description shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005; phone: (877) 478-5044 (toll-free) or (212) 493-3910 (for banks and brokers).

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the connected home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2015 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, and Ikanos and the Ikanos logo, are among the trademarks or registered trademarks of Ikanos Communications.

Ikanos Investor Contact:

Todd Kehrli

MKR Group, Inc.

323-468-2300

ikan@mkrgroup.com